For Immediate Release

Contact: Andrew M. O'Shea Moscow CableCom Corp. (860) 298-0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone & Ruth International (646) 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp. Announces Closing of Financing Transaction with Columbus Nova

January 13, 2005 - New York, NY - Moscow CableCom Corp. (NASDAQ: MOCC) today announced that it has completed its $51 million financing transaction (the Financing Transaction") with Columbus Nova Capital and its affiliates (collectively "Columbus Nova") pursuant to which the Company issued 4,500,000 shares of its newly authorized Series B Convertible Preferred Stock to Columbus Nova for $22,500,000, before transaction costs, currently estimated to total between $3.2 million and $3.5 million. The Company also issued warrants to Columbus Nova to acquire an additional 8,283,000 shares of Series B Convertible Preferred Stock at $5.00 per share. In addition, the Company's wholly-owned subsidiary, ComCor-TV ("CCTV"), a Moscow-based hybrid-coaxial fiber pay-TV and Internet service provider, received $18.5 million of proceeds from Columbus Nova pursuant to the terms of a $28.5 million five-year term debt facility. Proceeds from the debt facility will be used to pay loan fees totaling $612,500, and to pay off a $4 million bridge loan that had been extended by Columbus Nova to CCTV to facilitate operational growth in advance of the closing of the Financing Transaction.

One of the conditions to the Closing of the Financing Transaction was the entry by CCTV and Moscow Telecommunications Corporation ("COMCOR") into new agreements governing the terms and conditions for CCTV's use of the Moscow Fiber Optic Network ("MFON") owned by COMCOR for the delivery of signals and other services. Although new agreements have been reached, they remain subject to the approval of the Audit Committee of the Company's Board of Directors. Until such approval is granted, CCTV and COMCOR continue to operate under the existing MFON agreement.

In addition, Moscow CableCom announced new appointments of senior management.  Warren Mobley, who has experience managing cable systems in the U.S., Canada, Germany, Hong Kong and Poland, has been named as the Company's President and Chief Executive Officer replacing Oliver R. Grace, who resigned his position pursuant to terms of the transaction, but who will remain with the Company as a Director and employee. In addition, Donald Miller-Jones, who has senior financial management experience at several multinational media companies, has joined the Company as Chief Financial Officer and Secretary. Andrew M. O'Shea and Francis E. Baker have also resigned from their positions as Chief Financial Officer and Secretary, respectively, pursuant to the agreements with Columbus Nova. Mr. O'Shea is expected to remain with the Company to provide financial management support for a transition period.

In addition, Moscow CableCom announced that Francis E. Baker, Louis A. Lubrano, Thomas McPartland and Sergey Mitrikov have each resigned from the Company's Board of Directors in accordance with the terms of the transaction. The Company's Board has been expanded from nine to eleven members and the Company announced that Andrew Intrater, Ivan Isakov and Jay Haft, all partners of Columbus Nova Capital, Warren Mobley and David R. Van Valkenburg have been appointed to the Company's Board. Mr. Van Valkenburg has also been appointed to the Audit Committee as its Chairman. Columbus Nova expects to announce the appointment of another member to the Company's Board within the next few weeks.

Andrew Intrater, who was elected Chairman of the Board, commented, "We are very pleased that the transaction has been completed and we are looking forward to working with the management team on enhancing value for our shareholders. Our strategic objective is to build a leading Russian broadband communications service provider that offers a must-have consumer product bundle: high-speed Internet access, video entertainment content and IP telephony."

About Moscow CableCom

Moscow CableCom, (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based hybrid-fiber-coaxial pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, including the consummation of the proposed financing transaction with Columbus Nova, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.